Exhibit 99.1

FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 1Q 2012 Results

New Britain, Connecticut, April 18th, 2012 … Stanley Black & Decker (NYSE: SWK) today announced first quarter 2012 financial results.

•	1Q’12 Revenues Increased 12% To $2.7 Billion; Organic Revenues Up 3%

•	1Q’12 Diluted GAAP EPS, Including M&A Charges, Was $0.72

•	Excluding M&A Charges, 1Q’12 Diluted EPS Was $1.09

•	2012 FY Guidance For 10-15% EPS Growth And 20% Free Cash Flow Growth Reiterated, As Well As Key Operating Assumptions Supporting Guidance

1Q’12 Key Points:

•	Net sales for the period were $2.7 billion, up 12% versus prior year, attributable to volume (+2%), price (+1%), currency (-1%) and acquisitions (+10%).

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Diluted GAAP EPS, including Merger & Acquisition charges as well as the charges associated with the $150 million in cost actions implemented in 1Q’12 (“M&A charges”), was $0.72. Excluding M&A charges, 1Q’12 diluted EPS was $1.09.

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The gross margin rate for the quarter was 37.2%. Excluding M&A charges, the gross margin rate was 37.4%, flat to prior year, as anticipated carryover inflation was offset by productivity projects, price and cost synergies.

•	SG&A expenses were 25.6% of sales. Excluding M&A charges, SG&A expenses were 24.5% of sales, compared to a 1Q’11 level of 24.8%.

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Operating margin was 11.6% of sales. Excluding M&A charges, operating margin was 12.8% of sales. Excluding Niscayah and M&A charges, operating margin was 13.3% up 70 bps from the 1Q’11 operating margin of 12.6%, as price, cost synergies and additional cost reduction actions more than offset inflation. This is the highest 1Q operating margin rate the company has attained in recent history.

•	The tax rate was 23.2%. Excluding M&A charges, the tax rate was 24.0%.

•	Working capital turns for the quarter were 6.0, up 0.4 turns from 1Q’11.

Stanley Black & Decker’s President and CEO, John F. Lundgren, commented, “We commenced 2012 on solid footing amidst a macroeconomic backdrop filled with mixed signals. March 12th marked the two year anniversary of the Stanley Black & Decker combination and we remain pleased with how the integration has progressed. We are in the final stages of achieving the previously announced annualized cost synergy rate of $485 million as we enter 2013, up from our original forecast of $350 million. Our plans to achieve $300 - $400 million in revenue synergies by 2013 remain on track and we feel confident these projects will drive profitable organic growth as they did in 2011.”

1Q’12 Segment Results

($ in M)	1Q’ 12 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$1,228	$157.7	$3.3	$161.0	12.8%	13.1%
Security	$763	$91.6	$10.4	$102.0	12.0%	13.4%
Industrial	$662	$124.1	$2.0	$126.1	18.7%	19.0%

[1]	M&A charges primarily pertaining to synergy attainment & facility closures

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Mid-teens organic growth in Latin America and low-single digit organic growth in North America more than offset slightly softer volumes in Europe to result in a 3% increase in organic revenue for the CDIY segment. Continuing to benefit from the 2H’11 18/20V MAX lithium ion launch as well as the 1Q’12 launch of the 20V brushless line, Professional Power Tool and Accessories organic revenue grew at a high single-digit rate. Both the Consumer Power Tool and Hand Tools, Fasteners & Storage businesses grew at a modest pace organically as strength in Latin America outpaced weakness in Europe.

For the entire CDIY segment, including Pfister, net sales increased 1% versus 1Q’11 due to a 3% increase in unit volumes which was partially offset by a 2% decline in currency. Excluding M&A charges, overall segment profit was flat versus 1Q’11 as cost synergies, productivity projects and volume leverage were offset by inflation.

•	Net sales in Security increased 39% versus 1Q’11. Acquisition growth (+41%) and price (+1%) outweighed the negative impact of currency (-1%) and a 2% decline in unit volume.

We have provided a pro forma revenue discussion for our Convergent Security Solutions (CSS) business comparing 1Q’12 to prior year to account for the September 2011 acquisition of Niscayah. The intent is to discuss the combined operations as if the acquisition occurred January 1, 2011, in order to assist with understanding the fundamental performance of the underlying business. As anticipated, the pro forma CSS business was down 3% organically due to low-single digit revenue declines in Europe and North America. The Niscayah integration continued to progress smoothly, marked by continued significant improvement in the operating margin rate.

Mechanical Access organic sales were up 1% as mid-single digit growth within the residential lock business driven by strength in the US was muted by mid-single digit organic revenue declines in both the commercial mechanical lock and Access Technologies businesses driven largely by softness in national accounts.

The segment profit rate, excluding M&A charges, was 13.4%. Excluding acquisitions and M&A charges, segment profit was 15.5%, 130 bps higher than the 1Q’11 rate of 14.2% as synergies, productivity projects and price more than offset the negative impact of inflation. Consistent with normal historical trends and reflective of the ongoing successful Niscayah integration and related cost synergies, the operating margin rate of the business is expected to improve sequentially as the year progresses.

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Organic sales in the Industrial segment rose 7%. Unit volumes grew 6%, price increased 1%, while currency was down 1%. Acquisitions added 4%, bringing total sales growth to 10% for the quarter. Organic sales for the Industrial and Automotive Repair (IAR) platform grew 4%, due to strength in the emerging markets. Organic revenues were up slightly in Europe as weakness in the Southern region was offset by strength in other European regions. Engineered Fastening achieved its ninth consecutive quarter of double-digit sales growth as organic revenues increased 10%, outpacing global light vehicle production, which grew 4%. Increased vehicle platform penetration and customer wins drove growth as automotive manufacturers continued to shift to lighter-weight materials such as aluminum stud welding and self-piercing riveting. The Infrastructure business grew 7% organically due to strength in CRC-Evans’ burgeoning offshore business.

Overall Industrial segment profit excluding M&A charges improved 150 bps versus prior year to 19.0%. This was due to leverage associated with volume increases driven by continued market share gains, solid price-driven inflation recovery and tangible results from productivity projects.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “Our businesses executed with the agility and strength we expected during the first quarter of this year as we continue to be prepared for whatever macroeconomic environment we are faced with. Our Industrial businesses again illustrated admirable growth and profitability and these results mark the tenth consecutive quarter of year-over-year operating margin rate expansion for that segment. In line with historical trends and reflective of the ongoing successful integration of Niscayah, we expect the operating margin rate of our Security segment to continue to improve as the year progresses. Lastly, our CDIY segment continues to benefit from successful new products, such as the DeWalt 20 Volt MAX lithium ion line and the new launch of the corresponding brushless line.”

Merger And Acquisition (M&A) One-Time Charges and Credits

Total one-time charges in 1Q’12 related to M&A were $82.7 million. Gross margin includes $5.4 million of these one-time charges, primarily facility closure-related charges, and SG&A includes $27.8 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $15.7 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Lastly, one-time charges of $12.1 million are included in Other, net and $37.4 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

Reiteration Of 2012 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “As expected and communicated, our 1Q EPS was within 18-19% of our full year EPS guidance range for the year and we are pleased with our trajectory entering 2Q. The previously announced cost reduction actions were executed upon during the first quarter and we should see the full benefit of those actions in the second quarter. We are well positioned to achieve our operating targets for the year as our execution remains on track and the majority of the factors involved in our achievement of the 10-15% EPS growth we have outlined for 2012 are within our control.”

The company is reiterating expectations for its full year 2012 EPS to be in the range of $5.75 - $6.00, excluding M&A charges, as well as the key operating assumptions:

•	Organic net sales to increase 1-2% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion. This includes the impact of revenue synergies from the Black & Decker merger.

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As previously communicated, the company expects to realize $115 million in cost synergies related to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012, which together should drive ~$0.70 of EPS.

•	The cost reduction actions announced in January with pre-tax benefits totaling approximately $150 million in 2012 should drive ~$0.70 of EPS.

Free cash flow, excluding one-time charges and payments, is expected to be approximately $1.2 billion. As previously stated, the company is reviewing a meaningful dividend increase for 2H’12.

Including all acquisition, Black & Decker transaction-related one-time charges as well as the charges associated with the $150 million in cost actions implemented in 1Q, the company expects EPS to approximate $4.71 to $4.97 in 2012. For the full year of 2012 the company estimates the one-time charges to be as follows: Total cost to achieve cost synergies in 2012 is $242 million consisting of restructuring and related costs associated with severance of employees and facility closures and certain compensation charges, advisory and consulting fees.

The company will host a conference call with investors tomorrow, Thursday, April 19th, at 10:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (888) 427-2535 and from outside the U.S. at (847) 619-6817; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or (630) 652-3042 by entering the conference identification number 32135207#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:	Kate White Vanek
Vice President, Investor Relations
kate.vanek@sbdinc.com
(860) 827-3833

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 13 - 15 for 2012 and 2011, is considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, Niscayah acquisition and other smaller acquisitions of the Company.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve previously announced annualized cost synergy rate of $485 million as it enters 2013; (ii) achieve $300-$400 million in revenue synergies by 2013 driving profitable organic growth; (iii) generate improved operating margin rate for the Security segment; (iv) see the full benefit in the second quarter from cost reduction actions taken in the first quarter; (v) excluding merger and acquisition charges, achieve full year 2012 diluted EPS in the range of $5.75-$6.00, and, including all acquisition and Black & Decker transaction one-time charges as well as the charges associated with the $150 million cost actions implement in the first quarter (estimated at $242 million for 2012), in the range of $4.71-$4.97 for 2012; (vi) obtain approximately $1.2 billion in free cash flow for 2012, excluding one-time charges and payments; and (vii) generate a meaningful dividend increase in the second half of 2012; (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities, achieve the anticipated results of, and at the estimated costs for, the combination with Black & Decker and the acquisition of Niscayah; (ii) achieving organic net sales increase of 1-2% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion (including the impact of revenue synergies from the Black & Decker merger); (iii) the Company’s success in realizing $115 million in cost synergies to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012, which together should drive approximately $0.70 of EPS; (iv) the Company’s ability to successfully execute its plans including cost reduction actions previously announced in January 2012 resulting in pre-tax benefits of approximately $150 million in 2012 driving approximately $0.70 of EPS; (v) obtaining a full year average share count in 2012 of 167.6 million shares; (vi) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (vii) the continued acceptance of technologies used in the Company’s products and services; (viii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (ix) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (x) the proceeds realized with respect to any business or product line disposals; (xi) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xii) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xiii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xiv) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xvi) the Company’s ability to obtain favorable settlement of routine tax audits; (xvii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xviii) the continued ability of the Company to access credit markets under satisfactory terms;(ixx) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xx) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; (viii) successful implementation with expected results of cost reduction programs; and (ix) successful completion of share repurchases at anticipated costs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.